Registration No. 333-130580
MTN No. 611 Rule 424(b)(2)
PRICING SUPPLEMENT No. 1 Dated June 13, 2006 (To Prospectus dated December 21, 2005)
HSBC F I N A N C E C O R P O R A T I O N Medium Term Notes Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $2,000,000,000
Denomination Size:	USD 100,000 minimum denomination USD 1,000 integral multiple thereafter
Price to Public: 100.000%	Proceeds to HSBC: 99.910%
Issue Date: June 20, 2006	Stated Maturity: June 19, 2009
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on June 16, 2006
Interest Rate Basis: LIBOR Telerate
Index Maturity: Three Months
Spread or Spread Multiplier: Plus .09% (+9 basis points)

Interest Payment Dates: Quarterly on the 19th of each of September, December, March and June, commencing September 19, 2006, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: Quarterly on each Interest Payment Date.
Interest Determination Date: The Second London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$1,680,000,000	DTC 2467
Comerica Securities, Inc.	$100,000,000
Fifth Third Securities, Inc.	$100,000,000
Blaylock & Company, Inc.	$40,000,000
Loop Capital Markets, LLC	$40,000,000
The Williams Capital Group, L.P.	$40,000,000
Agent's Discount or Commission: .09%	CUSIP: 40429JAR8